                                                                    EXHIBIT 10.2

                     [KORN/FERRY INTERNATIONAL LETTERHEAD]


June 6, 2001


Mr. Paul C. Reilly
8301 Tallahassee Dr. N.E.
St. Petersburg, FL 33702


Dear Paul:

As a supplement to the terms and conditions contained in your Employment Agreement with Korn/Ferry International, this letter adds the following benefits to your employment package:

1. Korn/Ferry International (the "Company") will cover any difference between the amount you originally paid for your current primary residence plus verified capital improvements made since purchase (i.e., your current tax basis) and the gross selling price received upon sale of this residence provided such sale is in connection with your relocation to the area of the Company's corporate headquarters. Any reimbursement provided by the Company will be adjusted to reflect the effect of any Federal and state taxes due on the reimbursement.

2. The Company will cover, up to $750,000 gross, any forfeited bonus from your current employer, upon reasonable confirmation of the amount of such forfeiture.

3. The Company will cover reasonable legal costs associated with the review of your Employment Agreement by your personal legal counsel.

4. The Company will reimburse you, through the earlier of your permanent relocation to corporate headquarters or September 30, 2002, for the reasonable costs associated with your personal travel between Los Angeles and your primary residence that are not reimbursable as a client or normal business expense.

Paul C. Reilly
June 6, 2001
Page 2


Please call me with any questions regarding these supplemental terms.

Sincerely,

/s/ Gary C. Hourihan

Gary C. Hourihan
Executive Vice President

cc:  Richard Ferry
     Charles Miller